Exhibit 10.24

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is made and entered into as of [●], 2026, by and among Doug Cole (the “Executive”), M2i Global, Inc. (f/k/a Volato Group, Inc., the “Parent”), and [●] (f/k/a M2i Global, Inc., the “Company,” and together with the Parent, the “Companies”).

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated July 28, 2025, by and among the Parent, Volato Merger Sub, Inc., and the Company, as amended, the Company will become a wholly-owned subsidiary of the Parent following the closing of the transactions contemplated therein (such transactions collectively the “Merger”);

WHEREAS, the Executive has been employed by the Company since May 16, 2023 and currently serves as Executive Chairman of the Company;

WHEREAS, in connection with the Merger, the parties desire to enter into this Agreement in order to facilitate the Executive’s retention and service following the closing date of the Merger (the “Effective Date”), to incentivize the Executive to grow the Companies and their market position and to better reflect the Executive’s value to the Companies;

WHEREAS, in connection with entering into the Agreement, the Companies and Executive intend to enter into that certain Employee Invention Assignment and Confidentiality Agreement effective as of the Effective Date (such agreement, as it may be amended and/or restated, the “Confidentiality Agreement”);

WHEREAS, following consummation of the Merger, the Company anticipates that the Parent will grant the Executive an equity award as referenced herein; and

WHEREAS, the Executive acknowledges and agrees that the grant of the equity award, the severance benefits and the other benefits the Executive is receiving under this Agreement constitute new consideration and benefits to which the Executive is not otherwise entitled.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

I.	Term. This Agreement shall begin on the Effective Date and continue until terminated by either party pursuant to Section V of this Agreement.

II.	Position and Duties.

A.	Position. During the Term, the Executive shall serve as the Executive Chairman of the Companies, reporting to the Board of Directors of Parent (the “Board”). In such position, the Executive shall have such duties, authority and responsibilities as are consistent with the Executive’s position and such duties, authority and responsibilities as shall be determined from time to time by the Board and in accordance with applicable laws, rules and regulations (“Applicable Law”). The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any Affiliate of the Companies for the purposes of the Agreement, an “Affiliate” shall mean a person or entity controlling, controlled by or under common control with the Company or the Parent.

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B.	Duties. During the Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation that would conflict or interfere with the performance of such services or the business of the Companies, either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that the activities described in clauses (a) and (b) of this Section II.B do not interfere with the performance of the Executive’s duties and responsibilities to the Companies as provided hereunder, including, but not limited to, the obligations set forth in Section II herein.

III.	Place of Performance. During the Term, the Executive shall be entitled to perform his or her duties primarily on a remote basis; provided that the Executive shall be required to travel on business for the Companies during the Term as necessary for the performance of the Executive’s duties or as reasonably requested by the Companies.

IV.	Compensation.

A.	Base Salary. The Companies shall pay the Executive an annual base salary of $500,000.00, payable in periodic installments in accordance with the Companies’ customary payroll practices and applicable wage payment laws, and prorated based on employment for any partial calendar year. The Executive’s base salary shall be reviewed periodically by the Board and/or the Compensation Committee of the Board (the “Committee”) and the Board and/or the Committee may, but shall not be required to, adjust the base salary during the Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

B.	Annual Bonus.

1.	For each calendar year of the Term, the Executive will be eligible to receive an annual target bonus in an amount equal to one hundred percent (100%) of the Executive’s Base Salary (each, an “Annual Bonus”), with an opportunity to receive a maximum bonus of 200% of Base Salary, based on the achievement of such performance factors and such other terms and conditions as may be established by the Board and/or the Committee; provided that, depending on results, the Executive’s actual bonus may be higher or lower than the target bonus amount. For clarity, the decision to award any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board or the Compensation Committee.

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2.	The Annual Bonus, if any, will be paid within two and a half (2-1/2) months after the end of the applicable calendar year or otherwise in a manner intended to be in accordance with or exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section V, (i) the Annual Bonus will be subject to any short-term incentive plan or program of the Companies under which it is granted, which short-term incentive plan or program shall be subject to such terms and conditions as may be determined by the Board and/or the Committee, and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Companies on the date that Annual Bonuses are paid.

C.	Equity Awards. As soon as reasonably practicable following the Effective Date, the Company will recommend that the Board of Parent grant to the Executive an equity award (the “Initial Award”) for such number of shares of the Parent’s common stock (the “Common Stock”) as may be determined by the Board and/or the Committee. The Initial Award shall include a performance-based vesting condition, pursuant to which (i) thirty percent (30%) of the number of shares of Common Stock subject to the Initial Award shall vest and, if applicable, become exercisable upon the market price of the Common Stock (as determined based on trading on Nasdaq or other applicable stock exchange) being equal to or exceeding $12.50 per share for thirty (30) consecutive trading days, and the remaining seventy percent (70%) of the number of shares of Common Stock subject to the Initial Award shall vest and, if applicable, become exercisable upon the market price of the Common Stock being equal to or exceeding $15.00 per share for thirty (30) consecutive trading days. The Initial Award shall be in such form and subject to such other terms and conditions as may be determined by the Board and/or the Committee. The Initial Award shall be subject to the Parent’s 2026 Stock Incentive Plan (such plan, as it may be amended and/or restated, the “2026 Plan”) and applicable award agreement which shall contain such terms and conditions as may be determined by the Board and/or the Committee. The grant of the Initial Award shall be contingent upon the effectiveness of the registration with the U.S. Securities and Exchange Commission (the “SEC”) of the shares issuable under the 2026 Plan on a Form S-8 registration statement and compliance with other Applicable Law and shall be made as soon as practicable after the effectiveness of the Form S-8 registration statement. Following the grant of the Initial Award, during the Term the Executive shall be eligible to participate in the 2026 Plan or any successor stock incentive plan (collectively, such plans, as they may be amended and/or restated, the “Stock Plan”) on such terms and conditions as may be determined by the Board and/or the Committee in its or their discretion. The grant of any such awards shall be subject to the terms of the Stock Plan and applicable award agreement which shall contain such terms and conditions as may be determined by the Board and/or the Committee.

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D.	Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Companies and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Companies provide similar benefits or perquisites (or both) to similarly situated executives of the Companies, subject to the Companies’ authority to amend, modify or terminate such fringe benefits and perquisites at any time and from time to time.

E.	Employee Benefits. During the Term, the Executive shall, to the extent eligible, be entitled to participate in the employee benefit plans, practices and programs maintained by the Companies, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Companies, to the extent consistent with Applicable Law and the terms of the applicable Employee Benefit Plans. The Companies reserve the right to amend, suspend, modify or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and Applicable Law.

F.	Paid Time Off. The Executive is entitled to unlimited Paid Time Off (“PTO”), as long as the Executive fulfills his or her job duties. Such paid time shall include time off for vacation or personal reasons. The time or times during which leave may be taken shall be by mutual agreement of the Companies and the Executive. Whenever possible, the Companies agree to accommodate and grant the Executive’s request for paid time off. Since the Executive does not accrue PTO, the Companies will not compensate for any PTO upon termination of the Agreement.

G.	Sick Leave. The Executive shall be entitled to accrue and use sick leave in accordance with state and municipal law.

H.	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Companies’ expense reimbursement policies and procedures and Section XXI herein. In addition, the Company shall provide a $2,000 per month Car allowance and communication expense.

I.	Clawback and Related Provisions. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement, plan or arrangement with the Companies which is subject to recovery under any Applicable Law (including any SEC or stock exchange listing requirement) or any forfeiture, clawback or other policy adopted by the Companies will be subject to such forfeiture, deductions and clawback as may apply pursuant to such Applicable Law or any such policy, as applicable to the Executive from time to time. The Companies will make any determination for clawback or recovery in its or their sole discretion and in accordance with any Applicable Law. In addition, without limiting the effect of the foregoing, the Executive acknowledges and agrees that he or she shall be subject to, and shall abide by, any equity retention policy, stock ownership guidelines and/or other policies adopted by the Companies, each as in effect from time to time and to the extent applicable to the Executive.

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V.	Termination of Employment. The Term and the Executive’s employment hereunder may be terminated by the Companies or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days’ advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section V and shall have no further rights to any compensation or any other benefits from the Companies or any other Affiliates of the Companies.

A.	Termination For Cause or Without Good Reason.

1.	The Executive’s employment hereunder may be terminated by the Companies for Cause (as defined below) or by the Executive without Good Reason (as defined below). If the Executive’s employment is terminated by the Companies for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

a.	any accrued but unpaid Base Salary, which shall be paid in accordance with the Companies’ customary payroll procedures within thirty (30) days following the Termination Date (as defined below);

b.	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Companies’ expense reimbursement policy and Section XXI herein; and

c.	such employee benefits, if any, to which the Executive may be entitled under the Companies’ employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

d.	The treatment of any outstanding equity awards granted to the Executive shall be subject to the terms of the Stock Plan and applicable award agreements.

Items V.A.1.a through V.A.1.c are referred to herein collectively as the “Accrued Amounts”.

2.	For purposes of this Agreement, “Cause” shall mean:

a.	the Executive’s willful or material failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

b.	the Executive’s willful failure to comply with any valid and legal directive of the Board (or, if applicable, the person or entity to whom the Executive reports);

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c.	the Executive’s engagement in dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to the Companies or their Affiliates;

d.	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Companies;

e.	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

f.	the Executive’s material violation of the Companies’ written policies or codes of conduct, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities and ethical misconduct;

g.	the Executive’s material breach of any material obligation under this Agreement, the Covenants Agreement or any other written agreement between the Executive and the Companies;

h.	the Executive’s engagement in conduct that brings or is reasonably likely to bring the Companies negative publicity or into public disgrace, embarrassment or disrepute; or

i.	the knowing misstatement by the Executive of the financial records of the Companies or complicit actions in respect thereof, or knowing failure to disclose material financial or other information to the Board, or the Executive’s engagement in conduct that results in the Executive’s obligation to reimburse either of the Companies for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Parent’s securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law or pursuant to any clawback or recoupment policy, plan or agreement of either of the Companies.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Companies. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Companies shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Companies.

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Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Companies deliver to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive if applicable) (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (a)-(i) above. Except for a failure, breach or refusal which, in the Board’s reasonable discretion, is not subject to cure or cannot reasonably be expected to be cured, in which case no cure period shall be required, the Executive shall have twenty (20) days from the delivery of written notice by the Companies within which to cure any acts constituting Cause. The Companies may place the Executive on paid leave for up to sixty (60) days while determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Companies will not constitute Good Reason.

3.	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

a.	a material reduction in the Executive’s Base Salary (other than a reduction in Base Salary that affects all similarly situated executives in substantially the same proportions);

b.	any material and adverse breach by the Companies of any material provision of this Agreement; or

c.	a material and adverse change in the Executive’s title, authority, duties, reporting relationships or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by Applicable Law).

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Companies of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the Executive’s initial knowledge of such grounds and the Companies have had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and the Companies fail to cure such grounds within that thirty (30) day period. If the Executive does not terminate employment for Good Reason within sixty (60) days after the Executive’s first knowledge of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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B.	Termination Without Cause or for Good Reason. The Executive’s employment hereunder may be terminated by the Companies without Cause or by the Executive for Good Reason. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with the Covenants Agreements and the Executive’s execution of a release of claims in favor of the Companies, its or their Affiliates and its or their respective officers and directors in a form provided by the Companies (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

1.	a severance payment equal to one (1) times the sum of the Executive’s then-current Base Salary (prior to a material reduction described in Section V.A.3.a above) for the year in which the Termination Date occurs, which shall be paid on the Companies’ regular payroll dates over a period of twelve (12) months, beginning with the first regular payroll date that occurs on or after sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

2.	If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Companies shall reimburse the Executive for a portion of the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company. Such reimbursement shall be paid to the Executive on the thirtieth (30th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12)-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Companies’ making payments under this Section V.B would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section V.B in a manner as is necessary to comply with the ACA.

3.	If the Executive is not a participant in a health insurance plan offered by the Companies as of the Termination Date, the Companies shall reimburse the Executive for a portion of the reasonable and documented monthly premium paid by the Executive to maintain different health insurance for the Executive and the Executive’s dependents in an amount no greater than would have been provided to the Executive if the Executive had elected COBRA continuation coverage under Section V.B, for a participant in the “base” health insurance plan offered by the Company. Such reimbursement shall be paid to the Executive on the thirtieth (30th) day of the month immediately following the month in which the Executive submits documentation to the Company of the Executive’s timely remittance of the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12)-month anniversary of the Termination Date and (ii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source.

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4.	If the Executive’s employment hereunder is terminated within twelve (12) months following a Change in Control, the twelve (12) months of cash severance payments will include an amount which is the maximum Annual Bonus which the Executive is entitled to in the fiscal year of the termination date. A Change in Control is defined as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of a) the outstanding shares of common stock of the Company or b) the combined voting power of the Company’s then-outstanding securities; or, (ii) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or, (iii) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or, (iv) there occurs a sale to a “person” (as such term is defined in Section 13(d) of the Exchange Act) of securities of the Company representing more than fifty (50%) percent of the total number of votes that may be cast for the election of directors of the Company.

5.	The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Stock Plan and applicable award agreements.

C.	Death or Disability.

1.	The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Term, and the Companies may terminate the Executive’s employment on account of the Executive’s Disability.

2.	If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiary, as the case may be) shall be entitled to receive the following:

a.	the Accrued Amounts; and

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b.	in the case of Disability, and subject to execution by the Executive (or his or her personal representative if applicable) of the Release and the Executive’s compliance with the Covenants Agreement, a severance payment equal to one (1) times the Executive’s Base Salary for the year in which the Termination Date occurs, which shall be paid on the Companies’ regular payroll dates over a period of twelve (12) months, beginning with the first regular payroll date that occurs on or after sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

3.	For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential duties of the Executive’s position, with or without any reasonable accommodations, because of the Executive’s mental or physical illness, injury, impairment or incapacity, as interpreted and applied consistent with the Americans with Disabilities Act and other Applicable Law, for a period in excess of ninety (90) consecutive days in any calendar year. The Committee shall exercise reasonable discretion to determine if a Disability has occurred.

4.	The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Stock Plan and applicable award agreements.

D.	Notice of Termination. Any termination of the Executive’s employment hereunder by the Companies or by the Executive during the Term (other than termination pursuant to Section Section V.C.1 on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section XXIV. The Notice of Termination shall specify:

1.	The termination provision of this Agreement relied upon;

2.	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

3.	The applicable Termination Date.

E.	Termination Date. The Executive’s “Termination Date” shall be:

1.	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

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2.	If the Executive’s employment hereunder is terminated following the Executive’s Disability, the date that it is determined by the Committee that the Executive has terminated employment following a Disability;

3.	If the Executive’s employment hereunder is terminated for Cause, the date the Notice of Termination is delivered to the Executive;

4.	If Executive’s employment hereunder is terminated without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Companies shall have the option to instruct the Executive not to perform any further work after receiving the Notice of Termination (but the Executive shall continue to receive compensation and benefits under this Agreement through the date of termination);

5.	If the Executive terminates the Executive’s employment hereunder without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Companies may waive all or any part of the thirty (30)-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

6.	If the Executive terminates the Executive’s employment hereunder with Good Reason, the date the Executive’s Notice of Termination is delivered to the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

F.	Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section V.B.2, any amounts payable pursuant to this Section V shall not be reduced by compensation the Executive earns on account of employment with another employer.

G.	Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, and shall be deemed to have resigned, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Parent, and the board (or a committee thereof) of the Company and any other Affiliates of the Companies.

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H.	Section 280G.

1.	If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a change of control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section V.H, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section V.H shall be made in a manner determined by the Companies that is consistent with the requirements of Section 409A.

2.	All calculations and determinations under this Section V.H shall be made by an independent accounting firm or independent tax counsel appointed by the Companies (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Companies and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section V.H, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Companies and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section V.H. The Companies shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

VI.	Compliance with Confidentiality Agreement. The Executive acknowledges and agrees that the Companies’ obligation to pay any benefits under Section V, other than the Accrued Amounts, is contingent upon the Executive’s compliance with the Confidentiality Agreement and any other covenants that are applicable to the Executive. Notwithstanding any other provision to the contrary in the Agreement, in the event the Executive fails or ceases to fully abide by the Covenants Agreement or any other restrictive covenants applicable to the Executive, whether or not any such covenant(s) are ultimately deemed to be invalid or unenforceable, then the Executive acknowledges and agrees that Executive shall not be eligible to receive, and will forfeit, any and all benefits under Section V other than the Accrued Amounts, except that the Executive will be entitled to $1,000 of the severance benefits provided under Section V. If the Executive has already received any such severance benefits provided in Section V (other than the Accrued Amounts) at the time the Executive violates any such covenant, whether or not the covenants are ultimately deemed invalid or unenforceable as set forth in the preceding sentence, then, in addition to any rights of the Companies under Section IV.H herein, the Executive is deemed to have acknowledged that the Companies will immediately be entitled to recover all such gross amounts in full from the Executive, except that the Executive may retain $1,000 of such severance benefits.

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VII.	Protected Rights. Notwithstanding anything in the Agreement or the Covenants Agreement to the contrary, (i) nothing in the Agreement, including but not limited to any release provided under the Agreement, or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with the Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by the Government Agencies, including providing documents or other information, or engaging in any concerted activities or other actions as protected by the National Labor Relations Act; (ii) the Executive does not need the prior authorization of the Companies to take any action described in (i), and the Executive is not required to notify the Companies that he or she has taken any action described in (i); and (iii) neither the Agreement nor such release limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the SEC. Further, notwithstanding the foregoing, the Executive shall not be held criminally or civilly liable under any federal, state, or local trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state, or local official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

VIII.	Non-Disparagement. Subject to Executive’s protected rights under Section VII hereof and Applicable Law, the Executive covenants and agrees that, during the term of the Executive’s employment and thereafter, the Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Companies or its or their Affiliates, or its or their officers, directors, employees, stockholders, representatives or agents. The Companies shall, except to the extent otherwise required by Applicable Law or as appropriate in the exercise of the fiduciary duties of the Board or the board of directors of the Company (as determined by the Board or the board of directors of the Company, with advice of counsel), as applicable, exercise reasonable efforts to cause the following individuals to refrain from making, and refrain from instructing or encouraging others to make, any disparaging statements, orally or in writing, regarding the Executive from and after the termination of the Executive’s employment: the Companies’ executive officers and the members of the Board.

IX.	Non-Diversion of Business Opportunity. During the Executive’s employment with the Companies and consistent with the Executive’s duties and fiduciary obligations to the Companies, the Executive shall (i) disclose to the Companies any business opportunity that comes to the Executive’s attention during the Executive’s employment with the Companies and that relates to the business of the Companies or otherwise arises as a result of the Executive’s employment with the Companies, and (ii) not take advantage of or otherwise divert any such opportunity for the Executive’s own benefit or that of any other person or entity without prior written consent of the Companies.

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X.	Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Companies in connection with matters arising out of the Executive’s service to the Companies; provided that, the Companies shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Companies shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Companies shall provide reasonable compensation to the Executive for such services.

XI.	Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Companies are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Companies’ industry, methods of doing business and marketing and other strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement and the Covenants Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Companies.

XII.	Remedies. In the event of a breach or threatened breach by the Executive of the Agreement or the Confidentiality Agreement, the Executive hereby consents and agrees that the Companies shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

XIII.	Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive’s employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration with the exception of the following claims by Executive: (1) for state Workers’ Compensation benefits; (2) for unemployment insurance benefits filed with the appropriate government entity; (3) arising under a benefit plan where the plan expressly specifies a separate arbitration procedure; (4) arising under the National Labor Relations Act and filed through a charge with the National Labor Relations Board; (5) for sexual harassment or sexual assault under state or federal law; or (6) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement. Executive and the Companies expressly acknowledge and agree that by entering into this Agreement, Executive and the Companies waive any right to a jury trial on any dispute or claim that is subject to binding arbitration under this Agreement. Any arbitration under this Agreement shall be conducted pursuant to the Employment/Workplace Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect. Any arbitration shall be heard before a single arbitrator and shall be held in ________, California.

A.	All aspects of the arbitration, including without limitation, the record of the proceeding and any award or findings by the arbitrator, are confidential and shall not be open to the public except: (1) to the extent the parties agree otherwise in writing, (2) as may be appropriate in any subsequent proceedings between the parties, or (3) as may otherwise be appropriate in response to a governmental agency or legal process, provided that the party upon whom such process is served shall give immediate notice of such process to the other party and afford the other party an appropriate opportunity to object to such process.

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B.	Executive and the Companies will share the costs of arbitration equally except that the Companies will bear the cost of the arbitrator’s fee and any other type of expense or cost that Executive would not be required to bear if Executive were to bring the dispute or claim in court. Each party will be responsible for its own attorney’s fees, and the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure and Federal Rule of Civil Procedure 65. Nothing in this Section XIII shall prohibit either party from seeking provisional remedies, including without limitation preliminary injunctions and temporary restraining orders, in a court of competent jurisdiction.

C.	To the fullest extent permitted by law, and notwithstanding anything else in this Agreement, Executive and the Companies agree that any claims brought by the Companies (or one of its parents, subsidiaries or affiliates), by Executive or on Executive’s behalf shall be decided by the arbitrator on an individual basis and not on a class, collective or representative basis. Accordingly, class, collective and representative actions are not permitted under this Agreement. The arbitrator shall not have the authority or jurisdiction to hear the arbitration as a class, collective or representative action or to join or consolidate causes of action of different parties into one proceeding. To the fullest extent permitted by law, Executive and the Companies agree to waive, to the maximum extent possible, any rights to bring or participate in class, collective or representative actions with respect to any claims. Notwithstanding the foregoing, if and to the extent applicable law precludes you or the Companies from waiving any right to bring class, collective or representative claims, and provided that the applicable law is not preempted by the Federal Arbitration Act or other federal law, then Executive and the Companies agree that such class, collective or representative claims shall not be subject to the terms of this Agreement and shall be heard by a court of competent jurisdiction.

D.	Except upon a substantial showing of good cause, discovery will be limited to the exchange of relevant documents and three depositions per side. Upon request, either party shall be entitled to receive, prior to the final hearing, information and copies of documents that meet the criteria for discovery. Upon request, Executive shall also be entitled to a true copy of his or her employment records kept in the ordinary course of business (including, without limitation any and all performance evaluations), other than records relating to pre-employment procedures and any reference checks, subject to any condition or limitation imposed by the arbitrator upon a showing of good cause. Any dispute relative to discovery shall be presented to the arbitrator for final and binding resolution. The arbitrator will have the authority to hear and grant motions, including but not limited to motions for summary judgment and summary adjudication.

E.	The arbitrator shall issue a final and binding award that shall contain the essential findings of fact and conclusions of law on which the decision is based. Judgment upon the award may be entered, and enforcement may be sought, in any court of competent jurisdiction.

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F.	The arbitrator shall apply the substantive federal, state, and/or local law of the jurisdiction where Executive is or was employed by the Companies, as applicable, to any claims and defenses asserted by the parties.

G.	The arbitrator shall have the exclusive authority and jurisdiction to resolve any issue relating to the formation or enforceability of this Agreement, or any issue relating to whether a claim is subject to arbitration under this Agreement.

XIV.	Return of Property of the Companies. Upon any voluntary or involuntary termination of the Executive’s employment (or at any time upon request of the Companies), the Executive shall immediately surrender and return to the Companies all property of or relating to the Companies (including, without limitation, all records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams, equipment, supplies, electronic files, passwords, log-in credentials, client-related and other records, notes, materials, computer-generated or computer-retrievable data or other data, computer disks, software or other written, printed or electronic material, which pertain to the business of the Companies or that may or may not relate to or otherwise comprise or contain confidential information or trade secrets, as defined in the Covenants Agreement) that the Executive created, used, possessed, had access to or maintained while working for the Companies from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of the Executive, but it does apply to business calendars, customer lists, contact information, computer programs, laptops, computers, cell phones, smartphones, personal digital assistants, disks and their contents and like information that may contain some personal matters of the Executive. The Executive acknowledges that title to all such property is vested in the Companies. The Executive expressly agrees that the Companies, upon termination of the Executive’s employment or at any time upon request of the Companies, may have access to and review any computer(s), smart phones or similar equipment utilized by the Executive at least in part for the Companies’ businesses, whether owned by the Executive or by the Companies, to determine if there is any business-related information thereon, and the Companies may require that any such information be deleted if it determines that such is in the best interests of the Companies.

XV.	Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement that is not subject to the mandatory arbitration provision in Section XIII shall be brought only in a state or federal court located in the state of California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

XVI.	Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Companies pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

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XVII.	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and an authorized officer of each of the Parent and the Company. No waiver by any of the parties of any breach by another party hereto of any condition or provision of this Agreement to be performed by another party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

XVIII.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

XIX.	Captions; Construction. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. For clarity, reference to the “Companies” includes the Parent and the Company unless the context otherwise requires.

XX.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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XXI.	Section 409A. Notwithstanding any other provision in the Agreement to the contrary, if and to the extent that Section 409A is deemed to apply to any benefit under the Agreement, it is the general intention of the Companies that such benefits shall, to the extent practicable, comply with, or be exempt from, Section 409A, and the Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to the Agreement that are otherwise exempt from Section 409A in a manner that would cause Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Section 409A. In the event that the Companies (or a successors thereto) have any stock which is publicly traded on an established securities market or otherwise and the Executive is determined to be a “specified employee” (as defined under Section 409A), any payment of deferred compensation subject to Section 409A to be made to the Executive upon a separation from service may not be made before the date that is six months after the Executive’s separation from service (or death, if earlier). To the extent that the Executive becomes subject to the six-month delay rule, all payments of deferred compensation subject to Section 409A that would have been made to the Executive during the six months following his or her separation from service, if any, will be accumulated and paid to the Executive during the seventh month following his or her separation from service, and any remaining payments due will be made in their ordinary course as described in the Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Section 409A if and to the extent required under Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. To the extent not otherwise specified in the Agreement, all (A) reimbursements and (B) in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Further, (i) in the event that Section 409A requires that any special terms, provisions, or conditions be included in the Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, and (ii) terms used in the Agreement shall be construed in accordance with Section 409A if and to the extent required. Neither the Companies, its or their Affiliates, the Board, the Committee, the board of directors of the Company, nor its or their designees or agents makes any representations that the payments and benefits provided under the Agreement comply with Section 409A, and in no event will the Companies, its or their Affiliates, the Board, the Committee, the board of directors of the Company, nor its or their designees or agents be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive (or any person claiming through him or her) on account of non-compliance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception.

XXII.	Notification to Subsequent Employer. When the Executive’s employment with the Companies terminates, the Executive agrees to notify any subsequent employer of any restrictive covenants that apply pursuant to this Agreement or the Confidentiality Agreement. The Executive will also deliver a copy of such notice to the Companies before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Companies to provide a copy of any restrictive covenant provisions under this Agreement or the Confidentiality Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

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XXIII.	Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Companies may assign this Agreement and its rights, together with its obligations, hereunder, to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Companies, as applicable. This Agreement shall inure to the benefit of the Companies and its or their permitted successors and assigns.

XXIV.	Notice. Notices provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Parent:

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, NV 89451

Attn: Secretary

If to the Company:

[●]

885 Tahoe Blvd.

Incline Village, NV 89451

Attn: Secretary

If to the Executive:

1913st Andrews drive

Moraga, CA 94556

Attn: Doug Cole

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XXV.	Representations of the Executive. The Executive represents and warrants to the Companies that:

1.	The Executive’s continued employment with the Companies and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which the Executive is a party or is otherwise bound.

2.	The Executive’s continued employment with the Companies and the performance of duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

XXVI.	Withholding. The Companies shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Companies to satisfy any withholding tax obligation it may have under any Applicable Law.

XXVII.	Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

XXVIII.	Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

M2i Global, Inc. (Parent):

By:
Name:	Alberto Rosende
Title:	Chief Executive Officer

[●] (Company):

By:
Name:	Alberto Rosende
Title:	Chief Executive Officer

EXECUTIVE

By:
Name:	Doug Cole

Signature Page to Doug Cole’s Employment Agreement

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